Exhibit 99.1

Global Consumer Acquisition Corp. enters into Business Combination Agreements with GP Global and Luminex To Build a Global Air Care Platform

To become a Public Company listed on NASDAQ under the name Ascense Brands Inc.

Marietta, GA// December 13, 2021 // Global Consumer Acquisition Corp. (“GACQ”) (NASDAQ: GACQ, GACQU, GACQW), a publicly-traded special purpose acquisition company, today announced that it has entered into business combination agreements with GP Global Limited (“GP Global”) and Luminex Home Decor & Fragrance Holding Corporation (“Luminex”), industry leaders in branded, licensed and private label solutions in the Air Care and Personal Care sectors. As part of the transactions, GP Global and Luminex will become wholly-owned subsidiaries of GACQ. In connection with the closing of the contemplated acquisitions of GP Global and Luminex, GACQ will change its name to Ascense Brands Inc. (“Ascense Brands”) and will trade on NASDAQ under the new ticker symbol ‘SCNT’.

GACQ Co-Chairman & CEO Rohan Ajila said, “Our aim is to grow Ascense Brands’ Air Care Platform into a billion-dollar business within the next three years, focusing on growing our brands and private label segments as well as leveraging value added acquisitions across the globe including Asia & India. We believe that Ascense Brands will become a market leader in the U.S. Air Care private label space with approximately 35% market share and strong growth potential.” Ascense Brands intends to leverage Luminex’s and GP Global’s existing customer relationships to enter new product categories and will continue to capitalize on over 100-year-old brands, Colonial Candle and Candle-lite, in the brick and mortar and digital retail spaces. Additional national and international brands that will be within its portfolio at closing include Manly Indulgence, CL Co and PartyLite.

The combined entity has a forecasted 2022 revenue of approximately $553 million. At the closing of the acquisitions, Ascense Brands’ brand portfolio, accounting for approximately 55% of its total revenues including well-established heritage brands, will make it one of the top three brand portfolios in Air Care in the multi-outlet channels in the United States.

The combined entity is expected to have a global distribution network covering 40+ major retailers and 50,000+ retail outlets, including 14 major U.S. retailers like Walmart, T.J. Maxx, Kroger, Dollar General and Rite Aid across 21,000+ retail outlets.

The transaction values the combined entity at an enterprise value of approximately $507.1 million, with up to approximately $117.5 million in net cash to fund growth.

“GP Global through its Indian subsidiary, Primacy Industries Ltd., brings with it significant market access and a cost competitive manufacturing base in India,” said Mr. Ajila. Primacy Industries has recently received a $41 million investment from an affiliate of Bain in India.

Transaction Overview

Under the terms of the business combination agreements, GACQ will acquire all of the issued and outstanding equity securities of each of GP Global and Luminex.

The transaction implies a pro forma company enterprise value of $507.1 million and implies a 6.95x FY23 EBITDA multiple and 0.79x FY23 Revenue multiple. The transaction is expected to provide Ascense Brands with approximately $117.5 million in cash proceeds to its balance sheet, assuming no redemptions.

Mr. Gautham Pai, GACQ’s Co-Chairman of the Board, is the indirect sole shareholder of GP Global. Mr. Pai will roll his existing equity holdings in GP Global into Ascense Brands. As a result of Mr. Pai’s affiliation with GP Global, the acquisition of GP Global is considered a related party transaction. The acquisitions have been unanimously approved by the board of directors of GACQ, GP Global, Luminex and are expected to close in early 2022, subject to regulatory and stockholder approvals and other customary closing conditions.

The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the business combination agreements relating to the transactions, copies which will be filed by GACQ with the SEC as exhibits to a Current Report on Form 8-K.

About GP Global

GP Global’s primary assets are controlling stakes in MVP Group International, Inc. and Primacy Industries Ltd, two leading Air Care solution companies based out of the U.S. and India, respectively. Primacy Industries also has a strong, emerging personal care segment. GP Global has a strong portfolio of in-house brands coupled with existing partnerships with major retailers across Europe and the U.S. GP Global will bring key platform capabilities such as centres of excellence for digital & analytics, product development expertise, global sourcing & global manufacturing base to the combined entity.

About Luminex

Luminex, headquartered in the U.S. – formed through the merger of Candle-lite, a portfolio company of Centre Lane Partners, and PartyLite, a portfolio company of Carlyle Investment Management – has quickly grown into the #1 market leader in branded and private label solutions in Air Care in North America with top retailers as customers, with a heritage of 180+ years in manufacturing candles, as well as substantial direct to consumer presence in Europe through a combination of online and agency models.

About Global Consumer Acquisition Corp.

Global Consumer Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. GACQ’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although it has focused on operating businesses in the consumer products and services sectors.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, GACQ intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which includes a preliminary proxy statement and a definitive proxy statement. GACQ’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about GACQ, GP Global, Luminex, and the proposed business combination. Promptly after filing its definitive proxy statement relating to the proposed business combination with the SEC, GACQ will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting on the business combination and the other proposals. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other relevant materials filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov or by emailing IR@globalconsumercorp.com.

Participants in the Solicitation

GACQ and its directors and executive officers may be deemed participants in the solicitation of proxies from GACQ’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in GACQ will be included in the proxy statement for the proposed business combination and be available, without charge, at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available. Information about GACQ’s directors and executive officers and their ownership of GACQ common stock is set forth in GACQ’s prospectus, dated June 8, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

GP Global, Luminex and their directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of GACQ in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. GACQ’s, GP Global’s, and Luminex’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These statements are based on various assumptions and are subject to a number of risks and uncertainties, including, without limitation (1) the inability of the parties to successfully or timely consummate the Luminex stock purchase agreement and the GP Global stock purchase agreement, including the risk that any required regulatory approvals (including approval from antitrust regulators) are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect GACQ or the expected benefits of the Luminex stock acquisition and the GP Global stock acquisition (collectively, the “Stock Acquisitions”), if not obtained; (2) the failure to realize the anticipated benefits of the Stock Acquisitions; (3) matters discovered by the parties as they complete their respective due diligence investigation of the other parties; (4) the ability of GACQ prior to the Stock Acquisitions, and GACQ following the Stock Acquisitions, to maintain the listing of GACQ’s shares on Nasdaq; (5) costs related to the Stock Acquisitions; (6) the failure to satisfy the conditions to the consummation of each of the Stock Acquisitions, including the approval of the Luminex stock purchase agreement and the GP Global stock purchase agreement by the shareholders of GACQ and the receipt of a fairness opinion with respect to the GP Global stock acquisition; (7) the risk that the Stock Acquisitions may not be completed by the stated deadlines and the potential failure to obtain an extension of the stated deadlines; (8) the inability to complete a PIPE transaction; (9) the outcome of any legal proceedings that may be instituted against GACQ, Luminex or GP Global related to the Stock Acquisitions; (10) the attraction and retention of qualified directors, officers, employees and key personnel following the Stock Acquisitions, GACQ’s ability following the Stock Acquisitions to compete effectively in a highly competitive market, the ability to protect and enhance Luminex’s and GP Global’s corporate reputation and brands; (11) the impact from future regulatory, judicial, and legislative changes in Luminex’s and GP Global’s industry; (12) the future financial performance of GACQ following the Stock Acquisitions, including the uncertain effects of the COVID-19 pandemic; (13) the ability of GACQ to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; (14) the risk that the Stock Acquisitions disrupt current plans and operations of Luminex and GP Global as a result of the announcement and consummation of the Stock Acquisitions; (15) the possibility that Luminex or GP Global may be adversely affected by other economic, business, regulatory, and/or competitive factors; (16) the evolution of the markets in which Luminex and GP Global compete, including ecommerce; (17) the ability of Luminex and GP Global to anticipate and respond to changing consumer preferences and merchandise trends; (18) the ability of Luminex and GP Global to implement their existing strategic initiatives and continue to innovate their existing products; (19) the ability of Luminex and GP Global to defend their intellectual property; (20) the risk that Luminex and GP Global may not be able to execute their growth strategies and the timing of expected business milestones; (21) the risk that Luminex and GP Global may not be able to recognize revenue for their products or secure additional contracts that generate revenue; (22) Luminex’s and GP Global’s performance, capabilities, strategy, and outlook; and (23) other risks and uncertainties indicated from time to time in the final prospectus of GACQ for its initial public offering and the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in GACQ’s other filings with the SEC. GACQ cautions that the foregoing list of factors is not exhaustive. GACQ, GP Global, and Luminex caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. GACQ, GP Global, and Luminex do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Advisors

Jones Day is serving as legal counsel for Luminex. KPPB Law is serving as legal counsel for GP Global. Loeb & Loeb LLP is serving as legal counsel to Global Consumer Acquisition Corp.ARC Group Limited is serving as the financial advisor to Global Consumer Acquisition Corp. Duff & Phelps Securities, LLC is serving as the financial advisor to Luminex.

Contact:

IR@globalconsumercorp.com

1-800-955-8380